Exhibit 99.1
BEACON REPORTS THIRD QUARTER 2024 RESULTS
•Record quarterly sales driven by execution on Ambition 2025 growth initiatives
•Disciplined margin management and bottom quintile branch initiative resulted in solid net income and record Adjusted EBITDA
•Invested in organic growth by opening four greenfield locations to enhance customer reach
•Executed on value-creating acquisitions that are expected to contribute approximately $247 million of sales annually
HERNDON, VA. — (BUSINESS WIRE) — October 30, 2024 — Beacon (Nasdaq: BECN) (the “Company”, “we”, “our”), the leading publicly-traded wholesale distributor specializing in roofing, waterproofing, and exterior products, announced results today for the third quarter ended September 30, 2024.
“Beacon’s third quarter results demonstrated the resilience of our business model and the team’s strong execution on our Ambition 2025 initiatives,” said Julian Francis, Beacon’s President & CEO. “We have, once again, shown that we can grow in any environment. The majority of our demand is underpinned by non-discretionary repair and reroofing, which remained solid in the third quarter. However, despite the overall level of activity lower than our expectation, disciplined margin management resulted in favorable price-cost across all lines of business. In addition, in September, we took action to lower operating expense by aligning our staffing with current market conditions. We expect these actions will result in annual savings of approximately $45 million. For the quarter, we delivered record net sales, solid net income, and the highest Adjusted EBITDA in our history.
“Our balanced capital allocation demonstrates our commitment to growth and to creating shareholder value. During the quarter, we continued to invest in organic growth by adding four greenfield locations in key markets. We also continued building on our track record of value-creating acquisitions, including enhancing our non-residential and Canadian footprints. I am pleased with our achievements in the third quarter and confident that the Beacon team remains prepared to quickly adapt to changing market conditions going forward as we help our customers build more.”
Third Quarter Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
(Unaudited; $ in millions)
Net sales	$2,772.6	$2,584.3	$7,359.6	$6,820.3
Gross profit	$730.4	$672.6	$1,887.3	$1,750.7
Gross margin %	26.3%	26.0%	25.6%	25.7%

Operating expense	$483.7	$418.8	$1,379.7	$1,202.0
% of net sales	17.4%	16.2%	18.7%	17.6%
Adjusted Operating Expense[1]	$442.9	$395.2	$1,287.3	$1,129.6
% of net sales[1]	16.0%	15.3%	17.5%	16.6%

Net income (loss)	$145.3	$161.3	$278.1	$339.9
% of net sales	5.2%	6.3%	3.8%	4.9%
Adjusted Net Income (Loss)[1]	$176.9	$180.0	$351.9	$396.7
% of net sales[1]	6.4%	7.0%	4.8%	5.8%
Adjusted EBITDA[1]	$325.2	$309.6	$707.7	$712.9
% of net sales[1]	11.7%	12.0%	9.6%	10.5%

1.Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

Third Quarter
Net sales increased to $2.77 billion, 7.3% (5.6% on a per-day basis) growth compared to the prior year, and a Company record for quarterly net sales. Weighted-average selling price increased approximately 1-2% and estimated organic volumes (including greenfields) increased approximately 0-1% (decreased 1-2% on a per-day basis). Additionally, acquired branches contributed approximately 5.6% to the increase in third quarter net sales.
Residential roofing product sales increased 2.3% (0.7% on a per-day basis), non-residential roofing product sales increased 9.4% (7.7% on a per-day basis), and complementary product sales increased 17.2% (15.4% on a per-day basis) compared to the prior year. The increase in residential roofing product sales was primarily due to price execution. The increase in non-residential roofing product sales was primarily due to higher volumes driven by strong underlying market demand and solid market execution. The increase in complementary product sales was largely due to three waterproofing acquisitions totaling 20 branches since September 30, 2023. The three-month periods ended September 30, 2024 and 2023 had 64 and 63 business days, respectively.
Gross margin increased to 26.3%, from 26.0% in the prior year, as higher average selling prices for our products more than offset higher product costs and a higher non-residential product mix. The increases in operating expense and Adjusted Operating Expense were attributable to acquired branches, as well as higher organic selling, general, and administrative (“SG&A”) expense. The increase in organic SG&A expense was primarily due to higher payroll and employee benefit costs and warehouse operating costs. At the end of the third quarter, in response to market conditions, we reduced headcount. The increase in payroll and employee benefit costs was due to a higher average number of employees in 2024 coupled with one-time severance payments and employee benefit costs for employees impacted by our operating cost reduction initiative. The increase in warehouse operating costs was primarily due to higher rent expense. Both operating expense as a percent of sales and Adjusted Operating Expense as a percent of sales were higher in 2024, primarily driven by the same factors.
Net income (loss) was $145.3 million, compared to $161.3 million in the prior year. Adjusted EBITDA was $325.2 million, compared to $309.6 million in the prior year. Net income (loss) per common share (“EPS”) on a diluted basis was $2.30, compared to $(4.16) in the prior year. The negative diluted EPS in the prior year was attributable to the $414.6 million preferred stock repurchase premium (the “Repurchase Premium”), which is included as a component of net income (loss) attributable to common stockholders in calculating EPS.
Year-to-Date
Net sales increased to $7.36 billion, 7.9% (7.3% on a per-day basis) growth compared to the prior year, and a Company record for net sales for the first nine months. Estimated organic volumes (including greenfields) increased approximately 2-3% (1-2% on a per-day basis) and weighted-average selling price increased approximately 1-2%. Additionally, acquired branches contributed approximately 4.4% to the increase in net sales.
Residential roofing product sales increased 4.0% (3.4% on per-day basis), non-residential roofing product sales increased 12.1% (11.5% on a per-day basis), and complementary product sales increased 12.2% (11.6% on per-day basis) compared to the prior year. The increase in residential roofing product sales was primarily due to price execution. The increase in non-residential roofing product sales was primarily due to higher volumes driven by the impact of customer destocking in the prior year period and, to a lesser extent, solid market execution driving above market growth. The increase in complementary product sales was largely due to three waterproofing acquisitions totaling 20 branches since September 30, 2023. The nine-month periods ending September 30, 2024 and 2023 had 192 and 191 business days, respectively.
Gross margin decreased to 25.6%, from 25.7% in the prior year, as higher product costs related to the inventory profit roll-off and a higher non-residential product mix more than offset higher average selling prices for our products. The increases in operating expense and Adjusted Operating Expense were attributable to acquired branches, as well as higher organic SG&A expense. The increase in organic SG&A expense was primarily due to higher payroll and employee benefit costs, warehouse operating costs, and general and administrative expenses. The increase in payroll and employee benefit costs was due to higher average headcount during the year and, to a lesser extent, one-time severance payments and employee benefit costs for employees impacted by our operating cost reduction initiative. The increase in warehouse operating costs was primarily due to higher rent expense. The increase in general and administrative expenses was primarily due to higher professional fees. Both operating expense as a percent of sales and Adjusted Operating Expense as a percent of sales were higher in 2024, primarily driven by the same factors.
Net income (loss) was $278.1 million, compared to $339.9 million in the prior year. Adjusted EBITDA was $707.7 million, compared to $712.9 million in the prior year. Diluted EPS was $4.35, compared to $(1.93) in the prior year. The negative diluted EPS in the prior year was attributable to the $414.6 million Repurchase Premium. Results in the first nine months compared to the prior year period were largely driven by the modest decrease in gross margin and higher operating expense discussed above.

On May 9, 2024, the Company entered into an accelerated share repurchase (“ASR”) agreement to repurchase $225.0 million of its common stock. During the second quarter of 2024, the Company repurchased and retired $180.0 million of its common stock under the ASR. As a result, shares of common stock outstanding decreased to 61.9 million as of September 30, 2024, from 63.6 million as of March 31, 2024. Common stock outstanding at September 30, 2024 does not include the effect of the $45.0 million equity forward contract related to the unsettled portion of the ASR agreement, which, based on the daily volume-weighted average stock price from May 9, 2024 to September 30, 2024, would have resulted in the repurchase of approximately 0.6 million additional shares. The $45.0 million equity forward contract is expected to settle in the fourth quarter of 2024.
To calculate approximate weighted average selling price and product cost changes, we review organic U.S. warehouse sales of the same items sold regionally period over period and normalize the data for non-representative outliers. To calculate estimated volumes, we subtract the change in weighted average selling price, as described above, from the total changes in sales, excluding acquisitions and dispositions. As a result, and especially in high inflationary periods, the weighted average selling price and estimated volume changes may not be directly comparable to changes reported in prior periods.
During the fourth quarter of 2023, we revised our definition of when a branch classification changes from acquired to existing. Previously, the results of operations of branches were designated as acquired until they had been under our ownership for at least four full fiscal quarters at the start of the fiscal reporting period, after which such branches were classified as existing. Under our new definition, the results of operations of branches will be designated as acquired until they have been under our ownership and have contributed to our results of operations for at least 12 calendar months (treating partial months as full months), after which such branches are classified as existing. The effect of this change in definition is that the prior year results of operations for branches will be reclassified to existing when the comparable current month’s financial results are also classified as existing.
Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.
Earnings Call
The Company will host a conference call and webcast tomorrow at 8:30 a.m. ET to discuss these results. Details for the earnings release event are as follows:

What:	Beacon Third Quarter 2024 Earnings Call
When:	Thursday, October 31, 2024
Time:	8:30 a.m. ET
Access:	Register for the conference call or webcast by visiting:
Beacon Investor Relations – Events & Presentations
Upon registration, participants will receive an email containing event details and unique access codes. To ensure timely access, participants should register for the earnings call at least 10 minutes before the 8:30 a.m. ET start time. An archived copy of the webcast will be available on the Events & Presentations page shortly after the call.
Forward-Looking Statements
This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended December 31, 2023 and subsequent filings with the U.S. Securities and Exchange Commission. In addition, actual results may differ materially from those expressed in any forward-looking statements as the result of: product shortages; changes in supplier pricing and rebates; inability to identify acquisition targets or close acquisitions; difficulty integrating acquired businesses; inability to identify new markets or successfully open new locations; catastrophic safety incidents; cyclicality and seasonality; IT failures or interruptions, including as a result of cybersecurity incidents; goodwill or intangible asset impairments; disruptions in the capital and credit markets; debt leverage; loss of key talent; labor disputes; regulatory risks; and future volatility in our stock price and trading volumes to the extent they affect the final settlement of our ASR agreement. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties referenced above and readers are cautioned not to place undue reliance on forward-looking statements. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.
About Beacon
Founded in 1928, Beacon is a publicly-traded Fortune 500 company that distributes specialty building products, including roofing materials and complementary products, such as siding and waterproofing. The company operates over 580 branches throughout all 50 states in the U.S. and 7 provinces in Canada. Beacon serves an extensive base of nearly 100,000 customers, utilizing its vast branch network and service capabilities to provide high-quality products and support throughout the entire project lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+®, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	% of Net Sales	2023	% of Net Sales	2024	% of Net Sales	2023	% of Net Sales
Net sales	$2,772.6	100.0%	$2,584.3	100.0%	$7,359.6	100.0%	$6,820.3	100.0%
Cost of products sold	2,042.2	73.7%	1,911.7	74.0%	5,472.3	74.4%	5,069.6	74.3%
Gross profit	730.4	26.3%	672.6	26.0%	1,887.3	25.6%	1,750.7	25.7%
Operating expense:
Selling, general and administrative	430.2	15.5%	374.3	14.5%	1,230.2	16.7%	1,071.3	15.7%
Depreciation	28.8	1.0%	23.1	0.9%	80.8	1.1%	65.6	1.0%
Amortization	24.7	0.9%	21.4	0.8%	68.7	0.9%	65.1	0.9%
Total operating expense	483.7	17.4%	418.8	16.2%	1,379.7	18.7%	1,202.0	17.6%
Income (loss) from operations	246.7	8.9%	253.8	9.8%	507.6	6.9%	548.7	8.1%
Interest expense, financing costs and other, net	48.7	1.8%	35.2	1.3%	132.7	1.8%	89.0	1.4%
Loss on debt extinguishment	—	—%	—	—%	2.4	0.0%	—	—%
Income (loss) before provision for income taxes	198.0	7.1%	218.6	8.5%	372.5	5.1%	459.7	6.7%
Provision for (benefit from) income taxes	52.7	1.9%	57.3	2.2%	94.4	1.3%	119.8	1.8%
Net income (loss)	$145.3	5.2%	$161.3	6.3%	$278.1	3.8%	$339.9	4.9%

Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$145.3	5.2%	$161.3	6.2%	$278.1	3.8%	$339.9	5.0%
Dividends on Preferred Stock	—	—%	(1.9)	(0.1)%	—	—%	(13.9)	(0.2)%
Undistributed income allocated to participating securities	—	—%	(7.6)	(0.3)%	—	—%	(34.3)	(0.5)%
Repurchase Premium	—	—%	(414.6)	(16.0)%	—	—%	(414.6)	(6.1)%
Net income (loss) attributable to common stockholders	$145.3	5.2%	$(262.8)	(10.2)%	$278.1	3.8%	$(122.9)	(1.8)%

Weighted-average common shares outstanding:
Basic	62.0		63.2		62.8		63.7
Diluted	63.1		63.2		63.9		63.7

Net income (loss) per common share:
Basic	$2.34		$(4.16)		$4.43		$(1.93)
Diluted	$2.30		$(4.16)		$4.35		$(1.93)

BEACON ROOFING SUPPLY, INC.
Consolidated Balance Sheets
(Unaudited; in millions)

	September 30,	December 31,	September 30,
	2024	2023	2023
Assets
Current assets:
Cash and cash equivalents	$68.0	$84.0	$69.7
Accounts receivable, net	1,596.7	1,140.2	1,415.7
Inventories, net	1,494.2	1,227.9	1,307.9
Prepaid expenses and other current assets	541.4	444.6	518.9
Total current assets	3,700.3	2,896.7	3,312.2
Property and equipment, net	497.3	436.4	396.3
Goodwill	2,087.9	1,952.6	1,933.6
Intangibles, net	504.3	403.5	410.5
Operating lease right-of-use assets, net	610.7	503.6	483.0
Deferred income taxes, net	2.1	2.1	4.9
Other assets, net	16.9	12.8	12.5
Total assets	$7,419.5	$6,207.7	$6,553.0

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,202.7	$942.8	$1,179.9
Accrued expenses	588.3	498.6	601.3
Current portion of operating lease liabilities	98.4	89.7	99.2
Current portion of finance lease liabilities	33.3	26.2	21.9
Current portion of long-term debt	12.8	10.0	10.0
Total current liabilities	1,935.5	1,567.3	1,912.3
Borrowings under revolving lines of credit, net	437.9	80.0	218.3
Long-term debt, net	2,483.3	2,192.3	2,193.9
Deferred income taxes, net	22.3	20.1	0.3
Other long-term liabilities	1.8	0.5	0.3
Operating lease liabilities	527.8	423.7	395.9
Finance lease liabilities	113.3	100.3	82.3
Total liabilities	5,521.9	4,384.2	4,803.3

Convertible Preferred Stock	—	—	—

Stockholders' equity:
Common stock	0.6	0.6	0.6
Undesignated preferred stock	—	—	—
Additional paid-in capital	1,204.5	1,218.4	1,220.3
Retained earnings	715.9	618.8	534.7
Accumulated other comprehensive income (loss)	(23.4)	(14.3)	(5.9)
Total stockholders' equity	1,897.6	1,823.5	1,749.7
Total liabilities and stockholders' equity	$7,419.5	$6,207.7	$6,553.0

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Cash Flows
(Unaudited; in millions)

	Nine Months Ended September 30,
	2024	2023
Operating Activities
Net income (loss)	$278.1	$339.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	149.5	130.7
Stock-based compensation	23.3	22.2
Certain interest expense and other financing costs	1.8	1.7
Loss on debt extinguishment	2.4	—
Gain on sale of fixed assets and other	(5.2)	(13.7)
Deferred income taxes	4.5	1.6
Changes in operating assets and liabilities:
Accounts receivable	(384.3)	(394.4)
Inventories	(200.1)	37.7
Prepaid expenses and other current assets	(101.9)	(89.4)
Accounts payable and accrued expenses	288.3	491.2
Other assets and liabilities	3.2	(1.8)
Net cash provided by (used in) operating activities	59.6	525.7

Investing Activities
Capital expenditures	(87.6)	(85.5)
Acquisition of business, net	(399.1)	(73.7)
Proceeds from sale of assets	5.6	15.3
Purchases of investments	(1.1)	(1.0)
Net cash provided by (used in) investing activities	(482.2)	(144.9)

Financing Activities
Borrowings under revolving lines of credit	2,330.8	1,720.0
Payments under revolving lines of credit	(1,974.3)	(1,757.9)
Borrowings under term loan	300.0	—
Payments under term loan	(9.6)	(7.5)
Borrowings under senior notes	—	600.0
Payment of debt issuance costs	(0.2)	(6.6)
Payments under equipment financing facilities and finance leases	(21.7)	(14.3)
Repurchase of convertible Preferred Stock	—	(805.6)
Payment of fees for the repurchase of convertible Preferred Stock	(0.1)	—
Repurchase and retirement of common stock, net	(180.0)	(100.5)
Advance payment for equity forward contract	(45.0)	—
Proceeds from disgorgement of short-swing profits[1]	—	5.9
Proceeds from employee stock purchase plan	8.3	—
Payment of dividends on Preferred Stock	—	(18.9)
Proceeds from issuance of common stock related to equity awards	6.6	9.7
Payment of taxes related to net share settlement of equity awards	(7.1)	(3.1)
Net cash provided by (used in) financing activities	407.7	(378.8)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	—

Net increase (decrease) in cash and cash equivalents	(16.0)	2.0
Cash and cash equivalents, beginning of period	84.0	67.7
Cash and cash equivalents, end of period	$68.0	$69.7

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$133.1	$73.1
Income taxes, net of refunds	$62.5	$76.2

1.During the nine months ended September 30, 2023, the Company received payments of $5.9 million from a shareholder related to short-swing trading profits disgorged pursuant to Section 16(b) of the Securities Exchange Act of 1934. The payments were recorded to additional paid-in capital on the condensed consolidated balance sheets.

BEACON ROOFING SUPPLY, INC.
Consolidated Sales by Line of Business
(Unaudited; in millions)

Sales by Line of Business
	Three Months Ended September 30,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$1,404.9	50.7%	$1,372.8	53.1%	$32.1	2.3%
Non-residential roofing products	739.0	26.7%	675.2	26.1%	63.8	9.4%
Complementary building products	628.7	22.6%	536.3	20.8%	92.4	17.2%
	$2,772.6	100.0%	$2,584.3	100.0%	$188.3	7.3%

Sales by Business Day[1,2]
	Three Months Ended September 30,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$22.0	50.7%	$21.8	53.1%	$0.2	0.7%
Non-residential roofing products	11.5	26.7%	10.7	26.1%	0.8	7.7%
Complementary building products	9.8	22.6%	8.5	20.8%	1.3	15.4%
	$43.3	100.0%	$41.0	100.0%	$2.3	5.6%

1.The three-month periods ended September 30, 2024 and 2023 had 64 and 63 business days, respectively.
2.Dollar and percentage changes may not recalculate due to rounding.

Sales by Line of Business
	Nine Months Ended September 30,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$3,661.2	49.7%	$3,521.5	51.6%	$139.7	4.0%
Non-residential roofing products	2,012.7	27.4%	1,796.2	26.4%	216.5	12.1%
Complementary building products	1,685.7	22.9%	1,502.6	22.0%	183.1	12.2%
	$7,359.6	100.0%	$6,820.3	100.0%	$539.3	7.9%

Sales by Business Day[1,2]
	Nine Months Ended September 30,				Year-over-Year Change
	2024		2023
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$19.1	49.7%	$18.4	51.6%	$0.7	3.4%
Non-residential roofing products	10.5	27.4%	9.4	26.4%	1.1	11.5%
Complementary building products	8.8	22.9%	7.9	22.0%	0.9	11.6%
	$38.4	100.0%	$35.7	100.0%	$2.7	7.3%

1.The nine-month periods ended September 30, 2024 and 2023 had 192 and 191 business days, respectively.
2.Dollar and percentage changes may not recalculate due to rounding.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures
(Unaudited; in millions)
Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, specifically:
•Adjusted Operating Expense. We define Adjusted Operating Expense as operating expense, excluding the impact of the adjusting items (as described below).
•Adjusted Net Income (Loss). We define Adjusted Net Income (Loss) as net income (loss), excluding the impact of the adjusting items (as described below).
•Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).
We use these supplemental non-GAAP measures to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute our non-GAAP financial measures consistently using the same methods each period.
We believe these non-GAAP measures are useful measures because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.
While we believe that these non-GAAP measures are useful to investors when evaluating our business, they are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusting Items to Non-GAAP Financial Measures
The impact of the following expense (income) items is excluded from each of our non-GAAP measures (the “adjusting items”):
•Acquisition costs. Represent certain direct and incremental costs related to acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs. Acquisition costs are impacted by the timing and size of the acquisitions. We exclude acquisition costs from our non-GAAP financial measures to provide a useful comparison of our operating results to prior periods and to our peer companies because such amounts vary significantly based on the magnitude of the acquisition and do not reflect our core operations.
•Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of divestitures; amortization of debt issuance costs; debt refinancing and extinguishment costs; and abandoned lease costs. We exclude restructuring costs from our non-GAAP financial measures, as such items vary significantly based on the magnitude of the restructuring activity and also do not reflect expected future operating expenses. Additionally, these costs do not necessarily provide meaningful insight into the current or past core operations of our business.
The following table presents the pre-tax impact of the adjusting items on our consolidated statements of operations for each of the periods indicated:

	Operating Expense		Non-Operating Expense
	SG&A	Amortization	Interest Expense	Other (Income) Expense	Total
Three Months Ended September 30, 2024
Acquisition costs	$4.0	$24.7	$1.0	$—	$29.7
Restructuring costs	12.1	—	0.5	—	12.6
Total adjusting items	$16.1	$24.7	$1.5	$—	$42.3
Three Months Ended September 30, 2023
Acquisition costs	$2.2	$21.4	$1.0	$—	$24.6
Restructuring costs	—	—	0.5	—	0.5
Total adjusting items	$2.2	$21.4	$1.5	$—	$25.1

Nine Months Ended September 30, 2024
Acquisition costs	$10.8	$68.7	$2.9	$—	$82.4
Restructuring costs[1]	12.9	—	1.6	2.4	16.9
Total adjusting items	$23.7	$68.7	$4.5	$2.4	$99.3
Nine Months Ended September 30, 2023
Acquisition costs	$5.3	$65.1	$3.0	$—	$73.4
Restructuring costs	2.0	—	1.0	—	3.0
Total adjusting items	$7.3	$65.1	$4.0	$—	$76.4

1.Other (income) expense for the nine months ended September 30, 2024 consists of a loss on debt extinguishment of $2.4 million as a result of the refinancing of our 2028 Term Loan.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted Operating Expense
The following table presents a reconciliation of operating expense, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Operating Expense for each of the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating expense	$483.7	$418.8	$1,379.7	$1,202.0
Acquisition costs	(28.7)	(23.6)	(79.5)	(70.4)
Restructuring costs	(12.1)	—	(12.9)	(2.0)
Adjusted Operating Expense	$442.9	$395.2	$1,287.3	$1,129.6

Net sales	$2,772.6	$2,584.3	$7,359.6	$6,820.3
Operating expense as % of net sales	17.4%	16.2%	18.7%	17.6%
Adjusted Operating Expense as % of net sales	16.0%	15.3%	17.5%	16.6%

Adjusted Net Income (Loss)
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Net Income (Loss) for each of the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss)	$145.3	$161.3	$278.1	$339.9
Adjusting items:
Acquisition costs	29.7	24.6	82.4	73.4
Restructuring costs	12.6	0.5	16.9	3.0
Total adjusting items	42.3	25.1	99.3	76.4
Less: tax impact of adjusting items[1]	(10.7)	(6.4)	(25.5)	(19.6)
Total adjustments, net of tax	31.6	18.7	73.8	56.8
Adjusted Net Income (Loss)	$176.9	$180.0	$351.9	$396.7

Net sales	$2,772.6	$2,584.3	$7,359.6	$6,820.3
Net income (loss) as % net of sales	5.2%	6.3%	3.8%	4.9%
Adjusted Net Income (Loss) as % net of sales	6.4%	7.0%	4.8%	5.8%

1.Amounts represent the tax impact of adjustments that are not included in our income tax provision (benefit) for the periods presented. The tax impact of adjustments for the three months ended September 30, 2024 and 2023 were calculated using a blended effective tax rate of 25.3% and 25.5%, respectively. The tax impact of adjustments for the nine months ended September 30, 2024 and 2023 were calculated using a blended effective tax rate of 25.7% for each period.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted EBITDA
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss)	$145.3	$161.3	$278.1	$339.9
Interest expense, net	50.0	36.4	136.3	93.0
Income taxes	52.7	57.3	94.4	119.8
Depreciation and amortization	53.5	44.5	149.5	130.7
Stock-based compensation	7.6	7.9	23.3	22.2
Acquisition costs[1]	4.0	2.2	10.8	5.3
Restructuring costs[1]	12.1	—	15.3	2.0
Adjusted EBITDA	$325.2	$309.6	$707.7	$712.9

Net sales	$2,772.6	$2,584.3	$7,359.6	$6,820.3
Net income (loss) as % of net sales	5.2%	6.3%	3.8%	4.9%
Adjusted EBITDA as % of net sales	11.7%	12.0%	9.6%	10.5%

1.Amounts represent adjusting items included in SG&A expense and other (income) expense; remaining adjusting item balances are embedded within the other line item balances reported in this table.